Exhibit 10.1

COBALT INTERNATIONAL ENERGY, INC.

EXECUTIVE SEVERANCE AND

CHANGE IN CONTROL BENEFIT PLAN

1. Purpose.  Cobalt International Energy, Inc. (the “Company”) has adopted this Executive Severance and Change in Control Benefit Plan (the “Plan”) to provide severance pay and benefits to eligible officers and management employees of the Company who are Eligible Executives (as defined below) and whose employment is terminated on or after July 28, 2016.  The Plan is intended to be maintained primarily for the purpose of providing benefits for a select group of management or highly compensated employees. All benefits under the Plan shall be paid solely from the general assets of the Company.

2. Definitions.  For purposes of the Plan, the following terms shall have the respective meanings set forth below:

(a) “Accrued Amounts” means (i) all earned, unpaid Base Salary through the Date of Termination, which shall be paid within ten business days following the Date of Termination (or earlier if required by applicable law); (ii) reimbursement for all incurred but unreimbursed expenses for which an Eligible Executive is entitled to reimbursement in accordance with the expense reimbursement policies of the Company in effect as of the Date of Termination; and (iii) benefits to which an Eligible Executive may be entitled pursuant to the terms of any plan or policy sponsored by the Company or any of its Affiliates as in effect from time to time.

(b) “Affiliate” means with respect to any person, any other person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through ownership of voting securities, by contract or otherwise.

(c) “Applicable March 15” means March 15 of the calendar year following the calendar year in which the Date of Termination occurs.

(d) “Applicable Period” means the “Applicable Period” for an Eligible Executive’s Tier determined in accordance with Exhibit B.

(e) “Applicable Severance Multiple” means the “Applicable Severance Multiple” for an Eligible Executive’s Tier determined in accordance with Exhibit B.

(f) “Award Agreement” means (i) with respect to an equity compensation award granted pursuant to the LTIP, the Award Document (as defined in the LTIP) evidencing such award; and (ii) with respect to an equity-based compensation award not granted pursuant to the LTIP, the written agreement by which such award is evidenced.

(g) “Base Salary” means the amount an Eligible Executive is entitled to receive as base salary on an annualized basis, calculated as of the Date of Termination, including any amounts that an Eligible Executive could have received in cash had he or she not elected to contribute to an employee benefit plan maintained by the Company, but excluding all annual cash incentive awards, bonuses, equity awards, and incentive compensation payable by the Company as consideration for an Eligible Executive’s services.

(h) “Board” means the board of directors of the Company.

(i) “Cause” means an Eligible Executive’s (i) willful failure to perform such Eligible Executive’s duties (other than any such failure resulting from such Eligible Executive’s physical or mental incapacity); (ii) willful misconduct, gross negligence, breach of fiduciary duty, fraud, theft or embezzlement, in each case, that results in demonstrable or reasonably likely harm to the Company or any of its Affiliates; (iii) commission, conviction of, or plea of nolo contendere to, any felony (or state law equivalent) or any crime involving moral turpitude; (iv) commission of an act of fraud, embezzlement, or misappropriation, in each case, against the Company or any of its Affiliates; (v) breach of any policy or code of conduct established by the Company or any of its Affiliates (including policies relating to anti-corruption or trade and economic sanctions), as such policies may be amended from time to time; or (vi) direct or indirect violation of the FCPA, or any other applicable anti-corruption law or policy, or negligent failure to manage, comply with or otherwise adhere to (or, if applicable, to put in place or enforce) appropriate compliance controls and procedures, including controls with respect to compliance with the FCPA, policies of the Office of Foreign Assets Control, or any other applicable anti-corruption laws or policies.  Notwithstanding the foregoing, except for a failure, breach or refusal that, by its nature, cannot reasonably be expected to be cured, an Eligible Executive shall have 30 days following the delivery of written notice by the Company to the Eligible Executive  of the existence of an act or omission constituting Cause pursuant to clauses (i), (ii), (iii) or (v) to cure such Cause event; provided, however, that, if the Company reasonably expects irreparable injury from a delay of 30 days: (A) the Company may give an Eligible Executive notice of such shorter period within which to cure as is reasonable under the circumstances; or (B) the Company may waive such notice and cure period such that the termination of an Eligible Executive’s employment occurs without further notice and with immediate effect.

(j) “Change in Control” has the meaning assigned to such term in the Cobalt International Energy, Inc. 2015 Long Term Incentive Plan, as in effect on the Effective Date.

(k) “CIC Protection Period” means the period beginning on the date on which a Change in Control occurs and ending on the date that is 24 months following the date on which such Change in Control occurs.

(l) “COBRA Payment” means a cash payment equal to $2,000 multiplied by the number of months included in the Applicable Period.

(m) “Code” means the Internal Revenue Code of 1986, as amended.

(n) “Committee” shall mean the Compensation Committee of the Board or such other committee appointed by the Board to make determinations required under the Plan in accordance with its terms.

(o) “Date of Termination” means the effective date of the termination of an Eligible Executive’s employment with the Company and its Affiliates, as applicable, such that Executive is no longer employed by the Company or any of its Affiliates.

(p) “Disability” means an Eligible Executive has become entitled to receive long-term disability benefits under any Company-sponsored long-term disability plan that covers such Eligible Executive, as in effect from time to time; provided, however, that if there is no such plan in effect, “Disability” means an Eligible Executive is unable to perform the essential functions of such Eligible Executive’s position (after accounting for reasonable accommodation, if applicable), due to an illness or physical or mental impairment or other incapacity that continues, or can reasonably be expected to continue, for a period in excess of 120 consecutive days.

(q) “Effective Date” means July 28, 2016.

(r) “Eligible Executive” means any employee of the Company or one of its Affiliates who (i) is serving in a position identified on Exhibit A (or is identified by name on Exhibit A), as such Exhibit A may be updated from time to time by written resolutions duly adopted by the Committee; (ii) has executed and returned a Participation Agreement to the Company; (iii) is not covered under any other severance plan, policy, program or arrangement sponsored or maintained by the Company or any of its Affiliates; and (iv) is not a party to an employment or severance agreement with the Company or any of its Affiliates pursuant to which such employee is eligible for severance payments or benefits.  The Committee shall have the sole discretion to determine whether an employee is an Eligible Executive.  Eligible Executives shall be limited to a select group of management or highly compensated employees within the meaning of Sections 201, 301 and 404 of ERISA.

(s) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(t) “FCPA” means the U.S. Foreign Corrupt Practices Act of 1977, as amended.

(u) “Good Reason” means the occurrence of any of the following events without an Eligible Executive’s consent: (i) a reduction of 20% or more in an Eligible Executive’s Base Salary other than as part of one or more decreases that are applied similarly to all of the Company’s similarly situated executives; (ii) the Company’s material breach of any written agreement with an Eligible Executive; or (iii) a relocation of the geographic location of an Eligible Executive’s principal place of employment by more than 75 miles from Houston, Texas.  Notwithstanding the foregoing provisions of this definition or any other provision of the Plan to the contrary, any assertion by an Eligible Executive of a termination for Good Reason shall not be effective unless all of the following conditions are satisfied: (A) the Eligible Executive has provided written notice to the Company of the existence of the condition(s) providing grounds for termination for Good Reason within 30 days of the initial existence of such condition; (B) the condition(s) specified in such notice must remain uncorrected for 30 days following the Company’s receipt of such written notice; and (C) the date of the Eligible Executive’s termination of employment must occur within 60 days after the initial existence of the condition(s) specified in such notice.

(v) “LTIP” means the Cobalt International Energy, Inc. Long Term Incentive Plan or the Cobalt International Energy, Inc. 2015 Long Term Incentive Plan, as each may be amended, restated or otherwise modified from time to time.

(w) “Participation Agreement” means the participation agreement delivered to each Eligible Executive by the Plan Administrator prior to his or her entry into the Plan evidencing the Eligible Executive’s agreement to participate in the Plan and to comply with all terms, conditions and restrictions within the Plan.

(x) “Performance Equity Award” means an award granted to an Eligible Executive pursuant to the LTIP or any other Company equity compensation plan in effect from time to time that is subject to a performance requirement (other than continued service by the Eligible Executive).

(y) “Plan Administrator” shall mean the individual(s) or committee(s) appointed by the Committee to administer the Plan as set forth herein and if no individual or committee is appointed by the Committee to serve as the Plan Administrator for the Plan, the Plan Administrator shall be the General Counsel of the Company or their designee; provided, however, that if the Plan Administrator (or, if applicable, any member thereof) is eligible for severance payments or benefits under the Plan, then the Committee or its delegate shall act as the Plan Administrator for purposes of administering the terms of the Plan with respect to claims made by or on behalf of the Plan Administrator or such member(s) thereof.

(z) “Prohibited Period” means the period during which an Eligible Executive is employed by the Company or any of its Affiliates and continuing until the date that is 12 months following the Eligible Executive’s Date of Termination.

(aa) “Pro-Rata Target Bonus” means an amount equal to the annual bonus that an Eligible Executive would have been entitled to receive for the calendar year in which the Date of Termination occurs based on actual performance (as determined by the Committee following the end of such calendar year), multiplied by a fraction, the numerator of which is the number of days during which such Eligible Executive was employed by the Company in such calendar year, and the denominator of which is 365 (or 366 if the calendar year in which the Date of Termination occurs is a leap year).

(bb) “Qualifying Termination” means the termination of an Eligible Executive’s employment (i) by the Company without Cause (which, for the avoidance of doubt, does not include a termination due to death or Disability); or (ii) due to an Eligible Executive’s resignation for Good Reason.

(cc) “Release Requirement” means the requirement that an Eligible Executive execute and deliver to the Company a general release of claims, in a form acceptable to the Company, on or prior to the date that is 21 days following the date upon which the Company delivers the release to an Eligible Executive (which shall occur no later than seven days following the Date of Termination) or, in the event that such termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967, as amended), the date that is 45 days following such delivery date.

(dd) “Section 409A” means Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance issued thereunder, including any such regulations or guidance that may be amended or issued after the effective date of the Plan.

(ee) “Severance Payment” means, with respect to an Eligible Executive, an amount equal to the product of (i) the Applicable Severance Multiple; and (ii) such Eligible Executive’s Base Salary.

(ff) “Severance Payment Date” means the Company’s first regularly scheduled pay date that is on or after the date that is 60 days after an Eligible Executive’s Date of Termination, but in no event later than the Applicable March 15.

(gg) “Tier” means an “Executive Tier” used for purposes of determining the level of severance benefits an Eligible Executive is eligible to receive.   Each Eligible Executive is designated on Exhibit A as a Tier 1 Executive, a Tier 2 Executive or a Tier 3 Executive.

3. Administration of the Plan.

(a) The Plan Administrator shall be responsible for the management and control of the operation and the administration of the Plan, including interpretation of the Plan, decisions pertaining to eligibility to participate in the Plan, computation of severance benefits, granting or denial of severance benefit claims, and review of claims denials.  The Plan Administrator has absolute discretion in the exercise of its powers and responsibilities.  For this purpose, the Plan Administrator’s powers shall include the following authority, in addition to all other powers provided by the Plan:

(i) to make and enforce such rules and regulations as it deems necessary or proper for the efficient administration of the Plan;

(ii) to interpret the Plan, the Plan Administrator’s interpretation thereof to be final and conclusive on all persons claiming benefits under the Plan;

(iii) to decide all questions concerning the Plan and the eligibility of any person to participate in the Plan;

(iv) to make a determination as to the right of any person to a benefit under the Plan (including to determine whether and when there has been a termination of an Eligible Executive’s employment and the cause of such termination);

(v) to appoint such agents, counsel, accountants, consultants, claims administrator and other persons as may be required to assist in administering the Plan;

(vi) to allocate and delegate its responsibilities under the Plan and to designate other persons to carry out any of its responsibilities under the Plan, any such allocation, delegation or designation to be in writing;

(vii) to sue or cause suit to be brought in the name of the Plan; and

(viii) to obtain from the Company, its Affiliates and from Eligible Executives such information as is necessary for the proper administration of the Plan.

(b) The Company shall, without limiting any rights that the Plan Administrator may have under the Company’s charter or bylaws, applicable law or otherwise, indemnify and hold harmless the Plan Administrator and each member thereof (and any other individual acting on behalf of the Plan Administrator or any member thereof) against any and all expenses and liabilities arising out of such person’s administrative functions or fiduciary responsibilities, excepting only expenses and liabilities arising out of the person’s own gross negligence or willful misconduct.  Expenses against which such person shall be indemnified hereunder include the amounts of any settlement, judgment, attorneys’ fees, costs of court, and any other related charges reasonably incurred in connection with a claim, proceeding, settlement, or other action under the Plan.

(c) The Plan Administrator shall not receive compensation with respect to services for the Plan.  To the extent required by applicable law, but not otherwise, the Plan Administrator shall furnish bond or security for the performance of their duties hereunder.  Any expenses properly incurred by the Plan Administrator incident to the administration, termination or protection of the Plan, including the cost of furnishing bond, shall be paid by the Company.

4. Eligibility.  Only individuals who are Eligible Executives may participate in the Plan.  The Committee has full and absolute discretion to determine and select which employees of the Company and its Affiliates are Eligible Executives.  Once an employee has been designated as an Eligible Executive, he or she shall automatically continue to be an Eligible Executive until he or she ceases to be an employee or is removed as an Eligible Executive by the Committee; provided, however, that if an employee is an Eligible Executive as of the date of a Change in Control, then he or she may not be removed as an Eligible Executive by the Committee during the CIC Protection Period.  The Plan shall supersede all prior practices, policies, procedures and plans relating to severance benefits from the Company and its Affiliates with respect to the Eligible Executives.

5. Plan Benefits.

(a) Termination Due to Death or Disability.  In the event an Eligible Executive’s employment terminates by reason of his or her death or Disability, such Eligible Executive (or his or her estate) shall be entitled to receive the Accrued Amounts, and so long as such Eligible Executive (or his or her estate) satisfies the Release Requirement (and, if the termination of employment occurred due to Disability, so long as such Eligible Executive abides by the terms of Section 7 below), such Eligible Executive (or his or her estate) will also be entitled to receive:

(i) A Pro-Rata Target Bonus for the calendar year in which the Date of Termination occurs, payable in a lump sum at the time bonuses for such calendar year are paid to active executives of the Company, but in no event later than the Applicable March 15; and

(ii) Notwithstanding the terms of the LTIP, any other Company equity compensation plan in effect from time to time or any Award Agreement, as of the Severance Payment Date, (A) all of such Eligible Executive’s outstanding unvested time-based equity awards shall immediately become fully vested, and (B) the service condition, if any, under each Performance Equity Award held by such Eligible Executive shall be deemed satisfied in full, but the vesting of such Performance Equity Awards shall remain subject to the performance conditions set forth in the applicable Award Agreement.

(b) Qualifying Termination Not within a CIC Protection Period.  In the event an Eligible Executive’s employment with the Company and, as applicable, each of its Affiliates, ends due to a Qualifying Termination that is not within a CIC Protection Period, such Eligible Executive shall be entitled to receive the Accrued Amounts, and so long as such Eligible Executive satisfies the Release Requirement and abides by the terms of Section 7 below, such Eligible Executive shall also be entitled to receive:

(i) The Severance Payment, payable in a lump sum on the Severance Payment Date;

(ii) A Pro-Rata Target Bonus for the calendar year in which the Date of Termination occurs, payable in a lump sum at the time bonuses for such calendar year are paid to active executives of the Company, but in no event later than the Applicable March 15;

(iii) The COBRA Payment, payable in a lump sum on the Severance Payment Date;

(iv) Any unpaid performance bonus earned in the calendar year immediately preceding the calendar year in which the Date of Termination occurs, payable in a lump sum at the time bonuses for such immediately preceding calendar year are paid to active executives of the Company, but in no event later than the Applicable March 15; and

(v) Notwithstanding the terms of the LTIP, any other Company equity compensation plan in effect from time to time or any Award Agreement, as of the Severance Payment Date, (A) the portion of the Eligible Executive’s outstanding unvested time-based equity awards that would have become vested during the Applicable Period if the Eligible Executive had remained continuously employed by the Company or one of its Affiliates throughout the Applicable Period shall immediately become vested, (B) the service condition, if any, under each Performance Equity Award held by the Eligible Executive that is eligible to vest within the Applicable Period shall be deemed satisfied in full, but the vesting of such Performance Equity Awards shall remain subject to the performance conditions set forth in the applicable Award Agreement, and (C) all outstanding unvested equity awards (including time-based equity awards that do not become vested in accordance with clause (A) of this Section 5(b)(v) and Performance Equity Awards for which the service condition is not deemed to be satisfied in accordance with the preceding clause (B) of this Section 5(b)(v)) held by the Eligible Executive shall be immediately forfeited without consideration effective as of the Date of Termination.

(c) Qualifying Termination Within a CIC Protection Period.  In the event an Eligible Executive’s employment with the Company and, as applicable, each of its Affiliates, ends due to a Qualifying Termination that is within a CIC Protection Period, such Eligible Executive shall be entitled to receive the Accrued Amounts, and so long as such Eligible Executive satisfies the Release Requirement and abides by the terms of Section 7 below, such Eligible Executive shall also be entitled to receive:

(i) The Severance Payment, payable in a lump sum on the Severance Payment Date;

(ii) A Pro-Rata Target Bonus for the calendar year in which the Date of Termination occurs, payable in a lump sum at the time bonuses for such calendar year are paid to active executives of the Company, but in no event later than the Applicable March 15;

(iii) The COBRA Payment, payable in a lump sum on the Severance Payment Date;

(iv) Any unpaid performance bonus earned in the calendar year immediately preceding the calendar year in which the Date of Termination occurs, payable in a lump sum at the time bonuses for such immediately preceding calendar year are paid to active executives of the Company, but in no event later than the Applicable March 15; and

(v) Notwithstanding the terms of the LTIP, any other Company equity compensation plan in effect from time to time or any Award Agreement, as of the Severance Payment Date, (A) all of such Eligible Executive’s outstanding unvested time-based equity awards shall immediately become fully vested, and (B) the service condition, if any, under each Performance Equity Award held by such Eligible Executive shall be deemed satisfied in full, but the vesting of such Performance Equity Awards shall remain subject to the performance conditions set forth in the applicable Award Agreement.

(d) Other Non-Qualifying Terminations of Employment.  In the event that an Eligible Executive’s employment with the Company and, as applicable, each of its Affiliates terminates other than pursuant to a Qualifying Termination or a termination due to death or Disability, then all compensation and benefits to such Eligible Executive shall terminate contemporaneously with such termination of employment, except that such Eligible Executive shall be entitled to the Accrued Amounts.

6. Certain Excise Taxes.  Notwithstanding anything to the contrary in the Plan, if an Eligible Executive is a “disqualified individual” (as defined in Section 280G(c) of the Code), and the payments and benefits provided for in the Plan, together with any other payments and benefits which such Eligible Executive has the right to receive from the Company or any of its Affiliates, would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), then the payments and benefits provided for in the Plan shall be either (a) reduced (but not below zero) so that the present value of such total amounts and benefits received by such Eligible Executive from the Company and its Affiliates will be one dollar ($1.00) less than three times such Eligible Executive’s “base amount” (as defined in Section 280G(b)(3) of the Code) and so that no portion of such amounts and benefits received by such Eligible Executive shall be subject to the excise tax imposed by Section 4999 of the Code or (b) paid in full, whichever produces the better net after-tax position to such Eligible Executive (taking into account any applicable excise tax under Section 4999 of the Code and any other applicable taxes).  The reduction of payments and benefits hereunder, if applicable, shall be made by reducing, first, payments or benefits to be paid in cash hereunder in the order in which such payment or benefit would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time) and, then, reducing any benefit to be provided in-kind hereunder in a similar order.  The determination as to whether any such reduction in the amount of the payments and benefits provided hereunder is necessary shall be made by the Company in good faith.  If a reduced payment or benefit is made or provided and through error or otherwise that payment or benefit, when aggregated with other payments and benefits from the Company (or its Affiliates) used in determining if a “parachute payment” exists, exceeds one dollar ($1.00) less than three times such Eligible Executive’s base amount, then such Eligible Executive shall immediately repay such excess to the Company upon notification that an overpayment has been made.  Nothing in this Section 6 shall require the Company to be responsible for, or have any liability or obligation with respect to, such Eligible Executives’ excise tax liabilities under Section 4999 of the Code.

7. Confidentiality, Non-Solicitation, Non-Disparagement and Other Obligations.  During the period in which an Eligible Executive participates in the Plan, the Eligible Executive shall be provided with, and have access to, Confidential Information (as defined below).  As a condition to participation in the Plan and the receipt of Confidential Information, and in order to protect the Confidential Information and the Company’s goodwill and other legitimate business interests, each Eligible Executive shall be subject to the covenants and restrictions in this Section 7.  For purposes of this Section 7, the term “Company” shall include the Company and each of its Affiliates.

(a) As used herein, the term “Confidential Information” shall mean any and all confidential or proprietary information and materials, as well as all trade secrets, belonging to the Company. Confidential Information includes, regardless of whether such information or materials are expressly identified or marked as confidential or proprietary, and whether or not patentable: (i) technical information and materials of the Company, (ii) business information and materials of the Company, (iii) any information or material that gives the Company an advantage with respect to its competitors by virtue of not being known by those competitors, and (iv) other valuable, confidential information and materials and/or trade secrets of the Company. All Confidential Information shall be the sole and exclusive property of the Company.  Upon termination of an Eligible Executive’s employment with the Company, for any reason, the Eligible Executive shall promptly deliver all documents and materials (including electronically stored information) containing or reflecting Confidential Information, and all copies thereof, to the Company.  Notwithstanding the preceding provisions of this Section 7, the term Confidential Information does not include (A) any information that, at the time of disclosure by the Company, is available to the public other than as a result of any unauthorized act of an Eligible Executive, or (B) any information that becomes available to an Eligible Executive on a non-confidential basis from a source other than the Company or any of its respective directors, officers, employees, agents or advisors; provided, that such source is not known by the Eligible Executive to be bound by a confidentiality agreement with or other obligation of secrecy to the Company regarding the information.

(b) Each Eligible Executive shall preserve and protect the confidentiality of all Confidential Information and shall not, at any time during the term of the Eligible Executive’s employment by the Company or thereafter, make any unauthorized disclosure of Confidential Information, or make any use thereof, except, in each case, in the carrying out of the Eligible Executive’s responsibilities to the Company.  Each Eligible Executive shall use his or her best efforts to cause all persons or entities to whom any Confidential Information shall be disclosed by the Eligible Executive hereunder to preserve and protect the confidentiality of such Confidential Information. No Eligible Executive shall have any obligation hereunder to keep confidential any Confidential Information if and to the extent disclosure thereof is specifically required by applicable law; provided, however, that in the event disclosure is required by applicable law and an Eligible Executive is making such disclosure, the Eligible Executive shall provide the Company with prompt notice of such requirement prior to making any such disclosure, so that the Company may seek an appropriate protective order.

(c) Nothing in the Plan (whether in this Section 7 or otherwise) will prevent an Eligible Executive from: (i) making a good faith report of possible violations of applicable law to any governmental agency or entity, or (ii) making disclosures that are protected under the whistleblower provisions of applicable law.  Further, an individual (including an Eligible Executive) shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (i) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  An individual (including an Eligible Executive) who files a lawsuit for retaliation by an employer of reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (x) files any document containing the trade secret under seal; and (y) does not disclose the trade secret, except pursuant to court order.

(d) During the Prohibited Period, an Eligible Executive will not: (i) engage or employ, or solicit or contact with a view to the engagement or employment of, any person who is an officer, director or employee of the Company; or (ii) canvass, solicit, approach or entice away or cause to be canvassed, solicited, approached or enticed away from the Company any of the Company’s customers or suppliers with whom or which the Eligible Executive had contact on behalf of the Company during the 12 months that immediately precede the Date of Termination or any of the Company’s customers, prospective customers, suppliers or prospective suppliers about whom or which the Eligible Executive received or learned of any Confidential Information during the 12 months that immediately precede the Date of Termination.

(e) Each Eligible Executive shall refrain, both during the Eligible Executive’s employment with the Company and thereafter, from publishing any oral or written statements about the Company or any of the Company’s directors, officers, employees, consultants, agents or representatives that (i) are slanderous, libelous or defamatory, (ii) disclose Confidential Information of or regarding the Company’s business affairs, directors, officers, managers, members, employees, consultants, agents or representatives, or (iii) place the Company or any of its directors, officers, managers, members, employees, consultants, agents or representatives in a false light before the public.

(f) An Eligible Executive shall, following the termination of his or her employment, cooperate with the Company and its counsel in any litigation or human resources matters in which such Eligible Executive may be a witness or potential witness or with respect to which such Eligible Executive may have knowledge of relevant facts or evidence. The Company shall reimburse such Eligible Employee for reasonable and necessary expenses incurred in the course of complying with this Section 7(f); provided that the Eligible Executive provides reasonable documentation of the same and obtains the Company’s prior approval for incurring such expenses.

(g) Money damages would not be a sufficient remedy for any breach of this Section 7 by an Eligible Executive, and the Company shall be entitled to enforce the provisions of this Section 7 by terminating payments or additional benefits then owing to the Eligible Executive and to specific performance, injunctive relief and other equitable relief, without bond, as remedies for such breach or any threatened breach.  In addition, in the event of a breach by an Eligible Executive, the Eligible Executive shall agree to repay to the Company any and all payments received or paid or deemed paid by the Company for the benefit of the Eligible Executive pursuant to the Plan.  Such remedies shall not be deemed the exclusive remedies for a breach of this Section 7, but shall be in addition to all remedies available at law or in equity, including the recovery of damages from the Eligible Executive and the Eligible Executive’s agents.

(h) This Section 7 shall be enforced to the fullest extent permitted under any applicable laws, whether now or hereafter in effect.  Notwithstanding the foregoing, if any of the foregoing restrictions are found by a court of competent jurisdiction to be unreasonable, or overly broad as to scope or time, or otherwise unenforceable, such restrictions shall be modified by the court making such determination so as to be reasonable and enforceable and, as so modified, to be fully enforced.

8. Claims Procedure and Review.

(a) Any Eligible Executive that the Plan Administrator determines is entitled to severance benefits under the Plan is not required to file a claim for benefits.  Any Eligible Executive (i) who is not paid severance benefits hereunder and who believes that he or she is entitled to severance benefits hereunder or (ii) who has been paid severance benefits hereunder and believes that he or she is entitled to greater benefits hereunder may file a claim for severance benefits under the Plan in writing with the Plan Administrator.

(b) If a claim for severance benefits hereunder is wholly or partially denied, the Plan Administrator shall, within a reasonable period of time but no later than 90 days after receipt of the claim (or 180 days after receipt of the claim if special circumstances require an extension of time for processing the claim), notify the claimant of the denial.  Such notice shall (i) be in writing, (ii) be written in a manner calculated to be understood by the claimant, (iii) contain the specific reason or reasons for denial of the claim, (iv) refer specifically to the pertinent Plan provisions upon which the denial is based, (v) describe any additional material or information necessary for the claimant to perfect the claim (and explain why such material or information is necessary), and (vi) describe the Plan’s claim review procedures and time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under section 502(a) of ERISA following an adverse benefit determination on review.

(c) Within 60 days of the receipt by the claimant of this notice, the claimant may file a written appeal with the Plan Administrator.  In connection with the appeal, the claimant may review Plan documents and may submit written issues and comments.  The Plan Administrator shall deliver to the claimant a written decision on the appeal promptly, but not later than 60 days after the receipt of the claimant’s appeal (or 120 days after receipt of the claimant’s appeal if there are special circumstances which require an extension of time for processing).  Such decision shall (i) be in writing, (ii) be written in a manner calculated to be understood by the claimant, (iii) include specific reasons for the decision, (iv) refer specifically to the Plan provisions upon which the decision is based, (v) state that the claimant is entitled to receive, on request and free of charge, reasonable access to and copies of all documents, records, and other information relevant to the claimant’s claim for benefits, and (vi) a statement of the Participant’s right to bring an action under Section 502(a) of ERISA.  If special circumstances require an extension of up to 180 days for an initial claim or 120 days for an appeal, whichever applies, the Plan Administrator shall send written notice of the extension.  This notice shall indicate the special circumstances requiring the extension and state when the Plan Administrator expects to render the decision.

9. General Provisions.

(a) Taxes.  The Company is authorized to withhold from all payments made hereunder amounts of withholding and other taxes due or potentially payable in connection therewith, and to take such other action as the Company may deem advisable to enable the Company and the Eligible Executive to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any payments made under the Plan.

(b) No Mitigation. No Eligible Executive shall have any duty to mitigate the amounts payable under the Plan by seeking or accepting new employment or self-employment following a Qualifying Termination.

(c) Offset.  The Company may set off against, and each Eligible Executive authorizes the Company to deduct from, any payments due to the Eligible Executive, or to his or her estate, heirs, legal representatives, or successors, any amounts which may be due and owing to the Company or an Affiliate by the Eligible Executive, whether arising under the Plan or otherwise; provided, however, that no such offset may be made with respect to amounts payable that are subject to the requirements of Section 409A unless the offset would not result in a violation of the requirements of Section 409A.

(d) Amendment and Termination.  Prior to a Change in Control, the Plan may be amended or modified in any respect, and may be terminated, in any such case, by resolution adopted by two-thirds of the Board; provided, however, that no such amendment, modification or termination that is adopted within one year prior to a Change in Control that would adversely affect the benefits or protections hereunder of any individual who is an Eligible Executive as of the date such amendment, modification or termination is adopted shall be effective as it relates to such individual, except for any amendment or modification to which such Eligible Executive consents in writing; provided, further, that the Plan may not be amended, modified or terminated, (i) at the request of a third party who has indicated an intention or taken steps to effect a Change in Control and who effectuates a Change in Control, or (ii) otherwise in connection with, or in anticipation of, a Change in Control that actually occurs, and any such attempted amendment, modification or termination shall be null and void ab initio.  Any action taken to amend, modify or terminate the Plan which is taken subsequent to the execution of an agreement providing for a transaction or transactions which, if consummated, would constitute a Change in Control shall conclusively be presumed to have been taken in connection with a Change in Control.  For the duration of the CIC Protection Period, the Plan may not be amended or modified in any manner that would in any way adversely affect the benefits or protections provided hereunder to any individual who is an Eligible Executive under the Plan on the date a Change in Control occurs.

(e) Successors.  The Plan will be binding upon any successor to the Company, its assets, its businesses or its interest (whether as a result of the occurrence of a Change in Control or otherwise), in the same manner and to the same extent that the Company would be obligated under the Plan if no succession had taken place. In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by the Plan, the Company shall require any successor to the Company to expressly and unconditionally assume the Plan in writing and honor the obligations of the Company hereunder, in the same manner and to the same extent that the Company would be required to perform if no succession had taken place. All payments and benefits that become due to an Eligible Executive under the Plan will inure to the benefit of his or her heirs, assigns, designees or legal representatives.

(f) Transfer and Assignment.  Neither an Eligible Executive nor any other person shall have any right to sell, assign, transfer, pledge, anticipate or otherwise encumber, transfer, hypothecate or convey any amounts payable under the Plan prior to the date that such amounts are paid.

(g) Unfunded Obligation.  All benefits due an Eligible Executive under the Plan are unfunded and unsecured and are payable out of the general funds of the Company.  The Company is not required to segregate any monies or other assets from its general funds with respect to these obligations.  Eligible Executives shall not have any preference or security interest in any assets of the Company other than as a general unsecured creditor.

(h) Benefits are Not Insured.  The Plan is a severance plan.  The Pension Benefits Guaranty Corporation under Title IV of ERISA does not insure benefits under the Plan.

(i) Severability.  If any provision of the Plan (or portion thereof) is held to be illegal or invalid for any reason, the illegality or invalidity of such provision (or portion thereof) will not affect the remaining provisions (or portions thereof) of the Plan, but such provision (or portion thereof) will be fully severable and the Plan will be construed and enforced as if the illegal or invalid provision (or portion thereof) had never been included herein.

(j) Section 409A.  The Plan is intended to comply with Section 409A or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of the Plan, payments provided under the Plan may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption.  Any payments under the Plan that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible.  Any payments to be made under the Plan upon the termination of an Eligible Executive’s employment shall only be made if such termination of employment constitutes a “separation from service” under Section 409A.  Each installment payment under the Plan is intended to be a separate payment for purposes of Section 409A.  Notwithstanding any provision in the Plan to the contrary, if any payment or benefit provided for herein would be subject to additional taxes and interest under Section 409A if an Eligible Executive’s receipt of such payment or benefit is not delayed until the earlier of (a) the date of such Eligible Executive’s death or (b) the date that is six months after such Eligible Executive’s Date of Termination (such date, the “Section 409A Payment Date”), then such payment or benefit shall not be provided to such Eligible Executive (or such Eligible Executive’s estate, if applicable) until the Section 409A Payment Date.  Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under the Plan are exempt from, or compliant with, Section 409A and in no event shall the Company or any of its Affiliates be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by any Eligible Executive on account of non-compliance with Section 409A.

(k) Governing Law; Submission to Jurisdiction.  All questions arising with respect to the provisions of the Plan and payments due hereunder will be determined by application of the laws of the State of Texas, without giving effect to any conflict of law provisions thereof, except to the extent preempted by federal law (including ERISA, which is the federal law that governs the Plan, the administration of the Plan and any claims made under the Plan).  Any action to obtain emergency, temporary or preliminary injunctive relief as permitted by Section 7 will be brought only in the state and federal courts residing in, or with jurisdiction over, Harris County, Texas.  The Eligible Executives recognize that such forum and venue is convenient.

(l) Status/Named Fiduciary.  The Plan is intended to qualify for the exemptions under Title I of ERISA provided for plans that are unfunded and maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees.  The Plan Administrator shall be the named fiduciary for purposes of the Plan.

(m) Third-Party Beneficiaries.  Each Affiliate of the Company shall be a third-party beneficiary of the Eligible Executive’s covenants and obligations under Section 7 and shall be entitled to enforce such obligations as if a party hereto.

(n) No Right to Continued Employment.  The adoption and maintenance of the Plan shall not be deemed to be a contract of employment between the Company or any of its Affiliates and any person, or to have any impact whatsoever on the at-will employment relationship between the Company or any of its Affiliates and the Eligible Executives.  Nothing in the Plan shall be deemed to give any person the right to be retained in the employ of the Company or any of its Affiliates for any period of time or to restrict the right of the Company or any of its Affiliates to terminate the employment of any person at any time.

(o) Title and Headings; Construction.  Titles and headings to Sections hereof are for the purpose of reference only and shall in no way limit, define or otherwise affect the provisions hereof.  Unless the context requires otherwise, all references herein to an agreement, plan, instrument or other document shall be deemed to refer to such agreement, plan, instrument or other document as amended, supplemented, modified and restated from time to time to the extent permitted by the provisions thereof.  The word “or” as used herein is not exclusive and is deemed to have the meaning “and/or.”  The words “herein”, “hereof”, “hereunder” and other compounds of the word “here” shall refer to the entire Plan, including all Exhibits attached hereto, and not to any particular provision hereof.  Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely.  The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation”, “but not limited to”, or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter.  Neither the Plan nor any uncertainty or ambiguity herein shall be construed or resolved against any party hereto, whether under any rule of construction or otherwise.  On the contrary, the Plan has been reviewed by each of the parties hereto and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the parties hereto.

(p) Overpayment.  If, due to mistake or any other reason, a person receives severance payments or benefits under the Plan in excess of what the Plan provides, such person shall repay the overpayment to the Company in a lump sum within 30 days of notice of the amount of overpayment.  If such person fails to so repay the overpayment, then without limiting any other remedies available to the Company, the Company may deduct the amount of the overpayment from any other amounts which become payable to such person under the Plan or otherwise.

(q) Clawback.  Any amounts payable under the Plan are subject to any policy (whether in existence as of the Effective Date or later adopted) established by the Company providing for clawback or recovery of amounts that were paid to the Eligible Executive. The Company will make any determination for clawback or recovery in its sole discretion and in accordance with applicable laws, regulations, and securities exchange listing standards.

10. ERISA Rights.  As participants in the Plan, Eligible Executives are entitled to certain rights and protections under ERISA, which provides that all Plan participants shall be entitled to:

(a) Examine without charge, at the Plan Administrator’s office and at other specified locations such as worksites, all Plan documents, and copies of all documents filed by the Plan with the U.S. Department of Labor, such as detailed annual reports.

(b) Obtain copies of all Plan documents and other Plan information upon written request to the Plan Administrator.  The Plan Administrator may make a reasonable charge for the copies.

(c) To the extent applicable, receive a summary of the Plan’s annual financial report.  The Plan Administrator is required by law to furnish each participant with a copy of this summary annual report.

In addition to creating rights for Plan participants, ERISA imposes obligations upon the people who are responsible for the operation of employee benefit plans.  The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of the Eligible Executives and beneficiaries.  No one, including the Company, may fire an Eligible Executive or otherwise discriminate against the Eligible Executive in any way to prevent the Eligible Executive from obtaining benefits or exercising his or her rights under ERISA.

If a claim for a benefit under the Plan is denied in whole or in part, an Eligible Executive has the right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps an Eligible Executive can take to enforce the above rights.  For instance, if an Eligible Executive requests materials from the Plan Administrator and does not receive them within 30 days, the Eligible Executive may file suit in a federal court.  In such a case, the court may require the Plan Administrator to provide the materials and pay the Eligible Executive up to $110 a day until the Eligible Executive receives the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator.  If an Eligible Executive’s claim for benefits is denied or ignored, in whole or in part, the Eligible Executive may file suit in a state or federal court.  If an Eligible Executive is discriminated against for asserting his or her rights, the Eligible Executive may seek assistance from the U.S. Department of Labor, or file suit in a federal court.  The court will decide who should pay court costs and legal fees.  If the Eligible Executive is successful, the court may order the person sued by the Eligible Executive to pay the costs and fees.  If the Eligible Executive loses, the court may order the Eligible Executive to pay the costs and fees (for example, if it finds that the Eligible Executive’s claim is frivolous).

If an Eligible Executive has any questions about the Plan, the Eligible Executive should contact the Plan Administrator.  If an Eligible Executive has any questions about this statement or about his or her rights under ERISA, or if an Eligible Executive needs assistance in obtaining documents from the Plan Administrator, he or she should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in the telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington D.C.  20210.  An Eligible Executive may also obtain certain publications about his or her rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

11. Additional Information.

Plan Name:	Cobalt International Energy, Inc. Executive Severance and Change in Control Benefit Plan
Plan Year:	January 1 through December 31
Type of Plan:	Top Hat Pension Plan
Plan No.:	1
Plan Sponsor:	Cobalt International Energy, Inc. 920 Memorial City Way, Suite 100 Houston, Texas 77024 Employer I.D. Number: 27-0821169
Plan Administrator:

Plan Administrator,

Cobalt International Energy, Inc. Executive Severance and Change in Control Benefit Plan c/o Cobalt International Energy, Inc.

920 Memorial City Way, Suite 100

Houston, Texas 77024

Telephone Number:  (713) 579-9100

Funding Medium:	Plan severance benefits are paid from the Company’s general assets.
Agent for Legal Service of Legal Process:	The Plan Administrator. Process may be served at the address specified above.

[Remainder of Page Intentionally Blank;

Signature Page Follows]

EXHIBIT A

ELIGIBLE EXECUTIVES*

Tier 1 Executives

•	President, Operations
•	President, Exploration
•	Chief Financial Officer
•	Executive Vice President and General Counsel

Tier 2 Executives

•	Senior Vice President
•	Executive Vice President, Projects

Tier 3 Executives

•	Vice President, Human Resources
•	Vice President, Government and Public Affairs
*

Notwithstanding anything herein to the contrary, except as otherwise expressly provided in a written resolution duly adopted by the Committee, Timothy J. Cutt, James W. Farnsworth and James H. Painter shall not be eligible to participate in the Plan or otherwise receive any payments, benefits or other consideration under the Plan.

EXHIBIT B

APPLICABLE SEVERANCE MULTIPLES

AND APPLICABLE PERIODS

1.  Qualifying Termination within Three Years After the Effective Date (not in a CIC Protection Period)

Executive Tier	Applicable Severance Multiple	Applicable Period
Tier 1	1.5X	18 months
Tier 2	1X	12 months
Tier 3	1X	12 months

2.  Qualifyisng Termination More than Three Years After the Effective Date (not in a CIC Protection Period)

Executive Tier	Applicable Severance Multiple	Applicable Period
Tier 1	1X	12 months
Tier 2	1X	12 months
Tier 3	1X	12 months

3.  Qualifying Termination within a CIC Protection Period

Executive Tier	Applicable Severance Multiple	Applicable Period
Tier 1	2X	24 months
Tier 2	1.5X	18 months
Tier 3	1X	12 months